Exhibit 99.1

Kandi Technologies Announces Equity Restructuring of the JV Company

JINHUA, CHINA-- (March 25, 2019) - Kandi Technologies Group, Inc. (the “Company,” “we” or “Kandi”) (NASDAQ GS: KNDI), announced today that Kandi’s wholly-owned subsidiary, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”) signed an Equity Transfer Agreement (the “Transfer Agreement”) on March 21, 2019 with Geely Technologies Group Co., Ltd. (“Geely”) to transfer certain equity interests in Kandi Electric Vehicles Group Co., Ltd ( the “JV Company”) to Geely. Given Geely’s competitive strength and recognition in the global automotive industry, this deal could help significantly accelerate the growth of the JV Company. Pursuant to the Transfer Agreement, the parties have agreed to some of the key terms below:

1)	The JV Company agrees to convert a loan of RMB 314 million (approximately USD 46.7 million*) from Geely Group last year to equity in order to increase its cash flow. As a result, the registered capital of the JV Company shall become RMB 2.44 billion (approximately USD 363.2 million*), Kandi Vehicles shall own 43.47% and Geely shall own 56.53%, of the equity interests in the JV Company, respectively, upon the conversion of the loan into equity in the JV Company;
2)	Kandi Vehicles agrees to sell 21.47% of its equity interests in the JV Company to Geely for a total amount of RMB 516 million (approximately USD 76.9 million*). Kandi Vehicles shall own 22% of the equity interests of the JV Company after the transfer;
3)	Both parties further agreed that within next two years, Kandi may purchase a portion of the assets of the JV Company in the form of its shares, resulting in Geely becoming a significant shareholder of the Company.

Mr. Hu Xiaoming, Chairman and Chief Executive Officer of Kandi, commented, “Geely’s becoming the main shareholder within the JV Company is a fantastic move. This helps show the development of Kandi into a prominent company. First, having Geely become the controlling shareholder of the JV Company will allow for stronger financial support from the local government. Second, The JV Company will be able to utilize Geely’ resources to quickly grow its EV business. Third, the transaction will help Kandi Vehicles increase its cash flow by having an additional RMB 500 million. Although Kandi Vehicles’ equity interest percentage in the JV Company has reduced after the equity restructuring, we believe that the profit of the JV Company in the future will far exceed the original 50% equity, further heightening the potential value ceiling for shareholders. More importantly, if Geely becomes a significant shareholder of Kandi Technologies Group through share conversion within two years, it will be another milestone for Kandi’s development.”

*Note: All of the currency conversions from RMB to USD referred to in this press release are based on the exchange rate of 1RMB = 0.15USD, published by www.xe.com on the date before the release of this press release.

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua Economic Development Zone, Zhejiang Province, is engaged in the research, development, manufacturing, and sales of various vehicular products. Kandi conducts its primary business operations through its wholly-owned subsidiary, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”), SC Autosports, LLC, the wholly-owned subsidiary of Kandi Vehicles, and Kandi Electric Vehicles Group Co., Ltd. (the “JV Company”). Kandi Vehicles has established itself as one of China’s leading manufacturers of pure electric vehicle parts and off-road vehicles.

In 2013, Kandi Vehicles and Geely Group, China’s leading automaker, jointly invested in the establishment of the JV Company in order to develop, manufacture and sell pure electric vehicle (“EV”) products. As of December 31, 2018, each party had invested RMB 1.045 billion in the JV Company, for a total investment of RMB 2.09 billion with each party (including Geely Group’s affiliate) holding a 50% stake in the JV Company. The JV Company has established itself as one of the driving forces in the development and the manufacturing of pure EV products in China.

More information about KNDI is available on the Company’s corporate website at http://www.kandivehicle.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

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Company Contact:

Ms. Kewa Luo
Kandi Technologies Group, Inc.
Phone: 1-212-551-3610
Email: IR@kandigroup.com